UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Trinity Place Holdings Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TRINITY PLACE HOLDINGS INC.
717 Fifth Avenue, Suite 1303
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Trinity Place Holdings Inc., a Delaware corporation (the “Company”), will be held at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York on June 15, 2017 beginning at 10:00 am (local time) for the following purposes:

1.	The election of Alan Cohen, Matthew Messinger and Keith Pattiz as Class I members of our Board of Directors;
2.	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the calendar year ending December 31, 2017; and
3.	The transaction of such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Stockholders of record at the close of business on April 21, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. A complete list of those stockholders entitled to vote at the Annual Meeting will be made available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of at least ten days prior to the Annual Meeting at our principal executive offices and at the Annual Meeting.

A proxy for use at the Annual Meeting in the form attached to this notice is being solicited by and on behalf of our Board of Directors from the holders of our Common Stock. Stockholders with shares registered in their name or with appropriate documents may withdraw their proxies at the meeting in the event they attend the meeting and desire to vote in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

To obtain directions to attend the meeting and vote in person, please telephone the Company at (212) 235-2190.

By order of the Board of Directors,

/s/ Richard G. Pyontek

Richard G. Pyontek
Corporate Secretary

New York, New York
April 28, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 15, 2017:

Our Proxy Statement and Annual Report to Stockholders
will be available on or about April 28, 2017 on our website at www.trinityplaceholdings.com under the Financials tab or through www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement.

i

717 Fifth Avenue, Suite 1303
New York, New York 10022

PROXY STATEMENT

This proxy statement is furnished to stockholders of Trinity Place Holdings Inc. (the “Company”, “we” or “us”) in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors (the “Board of Directors” or “Board”) for use in voting at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036, on Thursday, June 15, 2017, at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

We expect our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”), to be made available to stockholders on or about April 28, 2017 on our website at www.trinityplaceholdings.com under the Financials tab or through www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS ABOUT
OUR PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:	You are receiving these materials because you were a stockholder of Trinity Place Holdings Inc. at the close of business on April 21, 2017, the date for determining those persons entitled to notice of, and to vote at, the Annual Meeting.
Q:	Why did I receive a notice in the mail or by e-mail about the Internet availability of proxy materials instead of a full set of the materials?
A:	Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have the ability to furnish our proxy materials over the Internet if we send each stockholder of record and each beneficial owner a written notice that the materials are available over the Internet. All stockholders will have the ability to access our proxy materials on the website specified in the notice, free of charge, or to request that a printed set of the materials be sent to them. Instructions on how to access the proxy materials over the Internet or to request printed copies of the proxy materials may be found in the notice. Stockholders may also request to receive proxy materials electronically by e-mail on an on-going basis.
Q:	What am I voting on?
A:	Holders of Common Stock are being asked to vote on the following proposals:
•	The election of Alan Cohen, Matthew Messinger and Keith Pattiz as Class I members of the Board of Directors;
•	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the calendar year ending December 31, 2017; and
•	Such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting.

Q:	Who can vote?
A:	The right of the holders of our securities to vote at the meeting is as follows:

Election of three directors by the holders of our Common Stock.  The first proposal to be considered at the meeting is the election of Alan Cohen, Matthew Messinger and Keith Pattiz as Class I members of the Board of Directors by the holders of our Common Stock. All persons that own shares of our Common Stock directly in their name as the stockholder of record are entitled to cast one vote for each share owned. As of April 21, 2017, there were 31,228,005 shares of Common Stock outstanding and entitled to vote.

Ratification of the appointment of BDO USA, LLP.  The second proposal to be considered at the meeting is the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the calendar year ending December 31, 2017. All persons that own shares of our Common Stock directly in their name as the stockholder of record are entitled to cast one vote for each share owned.

Other matters.  The holders of Common Stock will have the right to vote on other matters properly brought before the meeting. With respect to these matters, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held.

If you are a beneficial owner of stock who holds shares indirectly, such as through a broker, bank or other nominee, you should follow instructions from the record owner of your shares in order to vote your shares.

Q:	What if my shares are registered in more than one person’s name?
A:	If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy must be given and a certificate must be furnished showing evidence of appointment.
Q:	How do I vote?
A:	You have four alternative methods to cast your vote. You may vote:
•	Over the Internet;
•	By telephone;
•	By completing, signing and returning the proxy card, if you requested to receive printed copies of our proxy materials; or
•	By attending the Annual Meeting and voting in person.

The Notice of Internet Availability of Proxy Materials contains instructions regarding access to your proxy card, which contains Internet and telephone voting instructions. If you requested to receive printed copies of our proxy materials, instructions for voting over the Internet, by telephone and by mail are set forth on the proxy card. Please follow the applicable instructions carefully.

Q:	What happens if I don’t give specific voting instructions on my proxy card?
A:	If you are a stockholder of record and submit a signed proxy card or submit your proxy by telephone or over the Internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendation of the Board. If currently unanticipated matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

If you hold your shares in street name with a broker, bank or other nominee and do not provide specific voting instructions, the broker, bank or other nominee holding your shares can generally vote the shares on routine matters, but cannot vote the shares on non-routine matters. At the Annual Meeting, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is considered a routine matter, and the other proposals which are scheduled to be voted on, or which may be properly presented at the meeting for a vote, are considered non-routine matters. If the broker, bank or other nominee holding your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee holding your shares will inform the inspector of elections that it does not have authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Shares represented by broker non-votes will be counted in determining the existence of a quorum, but are not deemed entitled to vote and, therefore, will have no effect on the outcome of the voting and such broker non-votes will not be included in the number of shares present in person or by proxy and entitled to vote on the matter from which the number of votes required for approval is calculated.

Q:	Can I change my mind after I vote?
A:	Yes, you can change your vote at any time before the polls close at the Annual Meeting. There are four methods by which you can effect a change in your vote:
•	Vote again by telephone or over the Internet prior to 11:59 p.m., Eastern Standard Time, on June 14, 2017;
•	Give written notice to the Corporate Secretary at the address of our principal executive offices specified on the first page of this proxy statement;
•	Deliver a later-dated proxy; or
•	Vote in person at the Annual Meeting.
Q:	Can I vote at the Annual Meeting?
A:	Yes, if you attend the Annual Meeting in person. Even if you plan to be present at the Annual Meeting, we urge you to vote your shares by proxy. If you vote your shares by proxy, you can change your mind and vote your shares at the Annual Meeting if you attend in person. If you are a beneficial owner of stock who holds shares indirectly through a broker, bank or other nominee, you must obtain a legal “proxy” from the record owner of your shares in order to vote in person.
Q:	How many shares must be present to conduct business at the Annual Meeting?
A:	If a majority of the outstanding shares of Common Stock entitled to vote at the meeting are present in person or by proxy, sufficient shares will be present at the Annual Meeting to conduct business on all proposals. This is typically referred to as the quorum requirement.
Q:	How many votes are needed to elect directors?
A:	The Board of Directors consists of six directors. At the Annual Meeting, the holders of our Common Stock will be asked to vote on the election of three directors. Directors will be elected by a plurality of the votes cast, either in person or by proxy. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes have no effect on the outcome of director elections. Accordingly, if a quorum is present and assuming no director nominations by stockholders at the Annual Meeting, the three nominated directors will be elected for the terms described in these proxy materials.
Q:	How many votes are needed to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm?
A:	Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the matter. In accordance with Delaware law, only votes cast “FOR” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against the matter. As noted above, the ratification of the appointment of BDO USA, LLP is considered a routine matter under applicable rules, and therefore no broker non-votes are expected in connection with this proposal.

Q:	Who will pay the cost of soliciting votes for the Annual Meeting?
A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials. The solicitation of proxies or votes may be made by mail, in person, by telephone, by electronic and facsimile transmission or similar methods by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse its Transfer Agent, brokerage firms and other persons representing beneficial owners of shares of our Common Stock for their expenses in forwarding solicitation material to such beneficial owners.
Q:	Is my vote confidential?
A:	Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed by the inspector of election except where disclosure is required by applicable law, disclosure of your vote is expressly requested by you or we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced following the Annual Meeting.
Q:	Why did I receive more than one set of printed materials?
A:	If you received more than one set of printed materials, then you have multiple accounts with brokers or our Transfer Agent. Please vote all of these shares. We also recommend that you contact your broker or our Transfer Agent, as applicable, to consolidate as many accounts as possible under the same name and address. Our Transfer Agent is American Stock Transfer & Trust Company, LLC, which can be contacted by telephone at (718) 921-8200.
Q:	How do I get electronic access to the proxy materials?
A:	Our proxy statement and Annual Report are available on our website at www.trinityplaceholdings.com under the Financials tab and at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials provides detailed instructions regarding how to view the proxy materials on the Internet, to execute a proxy and to instruct us to send future proxy materials to you electronically by e-mail. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary results at the Annual Meeting and publish preliminary, or final if available, results in a Current Report on Form 8-K within four business days after the Annual Meeting.

MATTERS SUBMITTED TO STOCKHOLDERS

PROPOSAL 1 — ELECTION OF DIRECTORS

We currently have six members on our Board of Directors. Under our Certificate of Incorporation, the Board is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Each director serves for a term ending on the date of the second annual meeting following the annual meeting at which such director was elected and until the election and qualification of his or her respective successor in office. There are no familial relationships among our directors or executive officers.

Three Class I director nominees, Alan Cohen, Matthew Messinger and Keith Pattiz, are proposed for election by the holders of Common Stock at the Annual Meeting to hold office until the annual meeting of stockholders in 2019 and until their respective successors are duly elected and qualified or their earlier resignation or removal.

Each nominee has indicated to us that he will serve if elected. We do not anticipate that any nominee will be unable to stand for election, but, if that happens, your proxy will, if applicable, be voted in favor of another person nominated by the Board of Directors.

Director Biographies

Biographical information regarding each Class I director nominee proposed for election by the holders of Common Stock at the Annual Meeting follows. The age of each nominee is as of the date of the Annual Meeting.

Class I Directors Elected by Holders of Common Stock (term expiring in 2019)

Name of Director	Age	Business Experience and Other Information
Alan Cohen	80	Mr. Cohen has served as a director of the Company since September 14, 2012. Mr. Cohen was initially elected to the Board of Directors by the Official Committee of Unsecured Creditors of Syms Corp. Mr. Cohen is the Chairman of Abacus Advisors LLC, a business advisory firm.

		Qualifications and Skills: Mr. Cohen has more than 30 years’ experience working with distressed businesses in all aspects of their management and operations, serving as a consultant and advisor to numerous Fortune 500 companies and many leading banks and financial institutions. Mr. Cohen is an expert in retail investments and intellectual property and has many years of experience in restructuring businesses. He has been an active participant in seminars on turnaround management and has lectured extensively on restructuring and asset-based lending. Mr. Cohen has served as a trustee, chief restructuring officer, and consultant in various Chapter 11 cases, state court proceedings, and out-of-court restructurings for companies including The Towers Financial Corporation, County Seat Stores, 47th Street Photo, Russ Togs and Aileen, Inc.

Name of Director	Age	Business Experience and Other Information
Matthew Messinger	45	Mr. Messinger has been our President and CEO since October 2013 and has served as a director of the Company since March 9, 2016.
		Qualifications and Skills: Prior to joining the Company, Mr. Messinger served as the Executive Vice President and Director of Investment Management at Forest City Ratner Companies (“FCRC”), a wholly owned subsidiary of Forest City Enterprises (“FCE”), where he served for more than 18 years. In this role, Mr. Messinger led the New York Investment Committee of FCRC and served on the Investment Committee and Executive Management Committee of FCE. Mr. Messinger brings extensive development, asset management, finance, strategic planning and tax credit structuring experience across a wide range of asset classes including retail, hotel, residential, office, arena and professional sports teams. Mr. Messinger is a graduate of Wesleyan University in Connecticut. He currently serves on the board and real estate committee of the Children’s Museum of Manhattan, and he is a member of the International Council of Shopping Centers (ICSC), Urban Land Institute (ULI), the Real Estate Board of New York (REBNY), the Low Income Housing Tax Credit Coalition, the New Markets Tax Credit Coalition, and the New York Hospitality Council.
Keith Pattiz	64	Mr. Pattiz has served as a director of the Company since November 5, 2013. Mr. Pattiz is a partner in the law firm of McDermott Will & Emery LLP, where he serves as head of the real estate group.
		Qualifications and Skills: Mr. Pattiz has extensive experience in a wide range of real estate matters, including commercial leasing, financing, sales and acquisitions, hotel transactions and real estate workout matters.

Biographical information regarding each other director follows. The age of each director is as of the date of the Annual Meeting.

Class II Director Elected by Holders of Common Stock (term expiring in 2018)

Name of Director	Age	Business Experience and Other Information
Alexander C. Matina	40	Mr. Matina has served as a director of the Company since April 11, 2013 and is the Chairman of the Board. He was initially elected by the two directors of the Company then serving as the directors elected by the holders of Common Stock pursuant to our by-laws. He is the Vice President of Investments for MFP Investors, LLC, the family office of Michael F. Price, which has a value-investing focus across public and private markets. Mr. Matina also serves as a director of S&W Seed Company, a publicly traded agricultural company.
		Qualifications and Skills: Mr. Matina brings a strong finance background to the Company, including experience with private equity. Mr. Matina serves as an adjunct professor of financial modeling at Fordham University. Prior to joining MFP Investors, LLC in 2007, Mr. Matina served in various roles at Balance Asset Management, a multi-strategy hedge fund, and as a senior associate at Altus Capital Partners, a middle market private equity fund. He was previously a principal at 747 Capital, a private equity fund-of-funds, and a financial analyst at Salomon Smith Barney in the financial sponsors group of the investment banking division.

Name of Director	Age	Business Experience and Other Information
Joanne M. Minieri	57	Ms. Minieri has served as a director of the Company since November 8, 2013 and serves as the Chair of the Board’s Audit Committee. She was appointed by Third Avenue, a major investor in the Company. Ms. Minieri serves as the “Special Stock Director”, who is elected by the holder of the Special Stock pursuant to our Certificate of Incorporation. She is an Executive Vice President of RXR Realty and the Chief Operating Officer of RXR Development Services and RXR Construction and Development.
		Qualifications and Skills: Previously, Ms. Minieri served as President and Chief Operating Officer of FCRC, a wholly owned subsidiary of FCE. She originally joined FCRC as its Chief Financial Officer in 1995, and was promoted to Executive Vice President and Chief Operating Officer in 1998 and to President and Chief Operating Officer in 2007. Ms. Minieri served as the Deputy County Executive and Commissioner of Economic Development and Planning for Suffolk County from April 2012 until July 2016. Ms. Minieri is a certified public accountant.
Marina Shevyrtalova	40	Ms. Shevyrtalova has served as a director of the Company since September 14, 2012. Ms. Shevyrtalova was initially elected to our Board of Directors by the parties that backstopped the rights offering conducted by Syms Corp. in connection with its emergence from bankruptcy. She is currently the Portfolio Manager and a member of the Investment Committee at DS Advisors, LLC.
		Qualifications and Skills: Prior to joining DS Advisors, Ms. Shevyrtalova was part of the investment team at Barington Capital Group, an investment firm experienced in taking active roles in assisting companies in creating and improving stockholder value. From 2003 to 2007, Ms. Shevyrtalova was a Vice President at Lehman Brothers in its Equity Capital Management Group, where she focused on investing in undervalued equities, special situations and turnarounds. Ms. Shevyrtalova is a graduate of the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Governance Role of the Board of Directors

Our business and affairs are managed under the direction of the Board of Directors, which is our ultimate decision-making body, except with respect to those matters reserved for our stockholders. The Board establishes overall corporate policies, evaluates our chief executive officer and senior leadership team, and acts as an advisor and counselor to management. The Board also oversees our business strategy and planning, as well as the performance of management in executing our comprehensive business plan and managing our day-to-day operations.

Board Leadership Structure

The offices of Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company are separated. Mr. Matina has been appointed as our Chairman of the Board of Directors and Mr. Messinger is our Chief Executive Officer. We do not have a fixed policy with respect to the separation of the offices of the Chairman and Chief Executive Officer of the Company. We believe that the separation of these offices is currently appropriate and that it is in our best interests to make these determinations from time to time.

Board Role in Oversight of Risk

The Board of Directors is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Audit Committee. Each member of the management team has direct access to the Board and the Audit Committee to ensure that all risk issues are frequently and openly communicated. The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, the Board regularly reviews our critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

In addition, financial risks are overseen by our Audit Committee, which meets separately with representatives of our independent auditors to determine whether any material financial risks or any deficiencies in our internal controls over financial reporting have been identified and, if so, the executive management team’s plans to rectify or mitigate these risks. The Audit Committee also oversees risks related to our financial statements, the financial reporting process and accounting matters.

Our Board and Audit Committee have access at all times to our management to discuss any matters of interest, including those related to risk. Those members of our executive management team who are most knowledgeable of the issues facing us also regularly attend Board and Audit Committee meetings to provide additional insight into items being discussed, including risk exposures. We believe that our Board leadership structure enables senior management to communicate identified risks to our Board and Audit Committee and affords a free flow of communication regarding risk identification and mitigation.

Director Independence

The Board of Directors has determined that each member of the Board, other than Mr. Messinger, is “independent” in accordance with Section 803A of the NYSE MKT Company Guide.

Board of Directors Meetings and Attendance

The Board of Directors held six meetings during 2016. All of the directors attended at least 75% of the total of all meetings of the Board and Board committees on which they served during 2016. Each director is expected to attend annual meetings of stockholders.

Board Committees

The Board has four committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee and the Transaction Committee. Each of the committees operates under a written charter. A copy of the committee charters is available on our website at www.trinityplaceholdings.com under the Financials tab and may also be obtained without charge by written request to Investor Relations, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.

The current membership of each committee is as follows:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Transaction Committee
Alan Cohen	X	X	Chairman
Alexander C. Matina		Chairman	X	X
Matthew Messinger				X
Joanne M. Minieri	Chairman	X		X
Keith Pattiz				Chairman
Marina Shevrytalova	X		X

Audit Committee

The Audit Committee is responsible for fulfilling the Board’s responsibilities as they relate to our financial oversight functions such as accounting policies, internal controls and financial reporting practices. The Board of Directors has determined that Ms. Minieri is an “audit committee financial expert,” as that term is used in Item 407 of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has determined that each of the current members of the Audit Committee meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act and satisfies the other Audit Committee membership requirements specified in Section 803B of the NYSE MKT Company Guide. The Audit Committee held six meetings during 2016.

Compensation Committee

The Compensation Committee is responsible for the review and approval of executive officer compensation. The Compensation Committee has authority to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and determines and approves the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee also reviews director compensation and benefits for service on the Board and Board committees and recommends any changes to the Board as necessary.

The Compensation Committee also reviews, approves and, when appropriate, recommends to the Board for approval, incentive compensation plans and equity-based plans as well as all employee benefit plans, and also administers our incentive compensation plans and equity-based plans, including the designation of the employees to whom awards are to be granted and the terms of the delegation of authority to the Chief Executive Officer to make grants, subject to the provisions of each plan.

Under the Compensation Committee charter, the Compensation Committee may delegate its responsibilities to subcommittees of the Compensation Committee as necessary or appropriate.

The Compensation Committee has the authority under its charter to retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser as necessary to assist with the execution of its duties and responsibilities and is directly responsible for the appointment, compensation and oversight of the work of such consultants, independent legal counsel and other advisers.

During 2016, prior to the formation of the Compensation Committee on November 17, 2016, Steven Hall & Partners, an executive compensation consulting firm, was engaged by our President and Chief Executive Officer on behalf of the Board to review and benchmark compensation levels for the various board committees (Compensation Committee, Nominating and Corporate Governance Committee, Transaction Committee and Audit Committee), as well as overall board compensation.

The Compensation Committee held one meeting during 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and committee composition. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance practices and procedures, including our Code of Business Conduct and Ethics, and reporting and making recommendations to our Board concerning governance matters. The Nominating and Corporate Governance Committee was formed on November 17, 2016 and did not hold any meetings during 2016. Prior to the formation of the Nominating and Corporate Governance Committee, Board of Director nominations were recommended for the Board’s selection, by the independent directors of the Board.

Transaction Committee

The Transaction Committee is responsible for reviewing and evaluating our strategic plans; making recommendations to the Board regarding our strategic plans, reviewing, evaluating and approving property acquisition and dispositions, debt and equity investments and other potential transactions which may come to our attention from internal planning activities or external approaches to us; approving certain transactions with dollar values below specified thresholds; and serving as the pricing committee on corporate securities issuances and repurchases, in each case, in accordance with the parameters set forth in the Transaction Committee charter. The Transaction Committee was formed in November 2016 and did not hold any meetings during 2016.

Compensation Committee Interlocks and Insider Participation

None of the directors who serve on our Compensation Committee has ever been employed by us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our Board of Directors or on our Compensation Committee.

Director Nomination Process

The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.

Under the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will develop criteria for evaluating prospective candidates to the Board and committees, including any specific minimum qualifications and any specific qualities or skills necessary for one or more directors to possess. Among such other criteria as the Nominating and Corporate Governance Committee may from time to time determine appropriate, when the Nominating and Corporate Governance Committee determine that expansion of the Board or replacement of a director, or the establishment or expansion of a committee, or replacement of a committee member, is necessary or appropriate, the Nominating and Corporate Governance Committee will conduct candidate interviews, which may be with members of management, consult with the candidate’s associates and through other means determine a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues and other matters of relevance to the Board or applicable committee, and the willingness and ability of the candidate to engage in meaningful and constructive discussion regarding Company issues. While diversity may contribute to this overall evaluation, it is not considered by the Nominating and Corporate Governance Committee as a separate or independent factor in identifying nominees for director.

We may identify candidates through recommendations made by directors, senior management or other third parties. The Nominating and Corporate Governance Committee will consider director candidates recommended to the Board by stockholders during such times as we are actively considering appointing new directors. Candidates recommended by stockholders will be evaluated based on the same criteria described above.

The Nominating and Corporate Governance Committee will recommend those individuals that they determine should be nominees for election or re-election to the Board at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders, or otherwise appointed to the Board or any committee thereof. Stockholders desiring to suggest a candidate for consideration by the Nominating and Corporate Governance Committee must do so in accordance with our bylaws and the securities laws, and should send a letter to the attention of the Secretary of the Company, at our principal executive offices, 717 Fifth Avenue, Suite 1303, New York, New York 10022, and include: (a) a statement that the writer is a stockholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be a director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected. Because of our small size and the limited need to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by us or the Nominating and Corporate Governance Committee, and no undertaking to do so is implied by the willingness to consider candidates proposed by stockholders.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we or any of our subsidiaries are or will be a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity controlled by any of the foregoing or in which any of the foregoing is employed, has or will have a direct or indirect interest, other than the following:

•	Any employment by us of an executive officer of the Company or any of our subsidiaries if (i) the related compensation is reported in our proxy statement under Item 402 of Regulation S-K (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our compensation committee or comparable body approved (or recommended that the Board approve) such compensation.
•	Any compensation paid to a member of the Board if the compensation is reported in our proxy statement under Item 402 of Regulation S-K.
•	Any transaction with another company at which a related party’s only relationship is as (i) an employee other than an executive officer or director, (ii) a beneficial owner of less than 10%, together with his or her Immediate Family Members, of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the limited partner, together with his or her immediate family members, has an interest of less than 10% and the limited partner does not hold another position in the partnership.
•	Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $100,000 or two percent of the charitable organization’s total revenues.

•	Any transaction where the related party’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis.
•	Indemnification and advancement of expenses made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions, subject to reporting at the next Audit Committee meeting any such approval or ratification.

Transactions with Related Persons

Since the beginning of our last fiscal year, there has been no transaction (and no transaction is currently proposed), in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Director Compensation

Prior to November 17, 2016, our director compensation policy provided for a quarterly cash retainer of $15,000 per calendar quarter, plus reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with attending meetings. On November 17, 2016, the Board approved a one-time grant of 10,000 shares of Common Stock to each non-employee director, which is the first equity grant we have made to the non-employee directors since our formation in 2012 due to constraints associated with the Bankruptcy Plan.

In addition, effective November 17, 2016, the Board adopted the following director compensation policy:

Annual Retainer Fees
•	$53,333 in cash, paid in quarterly installments.
•	$26,667 in shares of our Common Stock, payable on the date of each annual meeting of our stockholders for the purpose of electing directors, determined by dividing the amount of the retainer by the share price of our Common Stock on the grant date.
Chairman and Committee Membership Fees

	Chairman ($)	Member ($)
Board of Directors	$15,000	—
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating & Corporate Governance Committee	$8,000	$4,000
Transaction Committee	$11,500	$7,500

Two-thirds of these fees are paid in cash and one-third is paid in shares of Common Stock. The cash portion of the above fees is paid in quarterly installments. The equity portion of the above fees is payable on the date of each annual meeting of the stockholders for the purpose of electing directors, determined by dividing the amount of the fees by the share price of our Common Stock on the grant date.

Matthew Messinger, who is a director, a member of the Transaction Committee, and an employee of the Company, does not receive any of the compensation described above.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. All non-employee members of the Board of Directors are reimbursed for reasonable out-of-pocket costs and expenses incurred in attending meetings of the Board of Directors and its committees.

Directors may elect to defer all (but not less than all) of the equity portion of their annual retainers and fees until such time as the director leaves the Board (for any reason) in accordance with our Non-Employee Directors’ Deferral Program (the “Deferral Plan”). In such case, the director will have a fully vested right to receive the deferred shares at the time that the director ceases to serve as a director. Directors will receive dividend equivalents with respect to the deferred shares, meaning that the directors will receive the right to receive additional shares in lieu of any dividend that would have been paid had the shares not been deferred, based on the stock price at the time the dividends are paid to stockholders. The additional deferred shares also will be paid at the same time the director ceases to serve as a director. As of December 31, 2016, the Company has not paid a dividend.

Shares of Common Stock described above, whether or not deferred, are granted to non-employee directors pursuant to and in accordance with the provisions of our 2015 Stock Incentive Plan, and deferrals are made pursuant to the Deferral Plan.

During the fiscal year ended December 31, 2016, our non-employee directors received total compensation as shown in the following table.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Alan Cohen	$60,000	$98,500	$158,500
Alexander C. Matina	$60,000	$98,500	$158,500
Joanne M. Minieri	$60,000	$98,500	$158,500
Keith Pattiz	$60,000	$98,500	$158,500
Marina Shevyrtalova	$60,000	$98,500	$158,500

(1)	Based on the closing stock price on the grant date.

The table below shows the aggregate number of stock awards granted to directors (other than Mr. Messinger) as of December 31, 2016.

Stock Awards (In Shares)
Alan Cohen	10,000
Alexander C. Matina	10,000
Joanne M. Minieri	10,000
Keith Pattiz	10,000
Marina Shevyrtalova	10,000

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	95,500		—	644,500
Equity compensation plans not approved by security holders	2,046,169	(1)	—	90,000	(2)
Total	2,141,669		—	734,500

(1)	Includes restricted stock units (“RSUs”) issued pursuant to the 2013 employment agreement, as amended in 2015, between the Company and Matthew Messinger. See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer”.
(2)	RSUs that may become issuable upon satisfaction of certain criteria pursuant to the employment agreement between the Company and Matthew Messinger. See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer.”

Communications with the Board of Directors

Any interested parties desiring to communicate with the Board of Directors regarding the Company may directly contact such directors by delivering such correspondence to such directors (or the entire Board) in care of the Corporate Secretary at Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of the Chairman, Audit Committee, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022 or to our outside legal counsel at Kramer Levin Naftalis & Frankel LLP, Attn.: Managing Attorney re Trinity Place Holdings Inc., 1177 Avenue of the Americas, New York, New York 10036.

Outside Advisors

Our Board of Directors and Audit Committee may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Code of Ethics

We maintain a code of ethics applicable to our principal executive officer and senior financial and professional personnel (including our principal financial officer, principal accounting officer or controller and persons performing similar functions). Our code of ethics is posted on our website at www.trinityplaceholdings.com under the Financials tab. In the event we have any amendments to or waivers from any provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. The directors, executive officers and greater than 10% common stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and representations from certain reporting persons, we believe that during the year ended December 31, 2016 all filing requirements were satisfied, except a Form 4 reporting the vesting and settlement of restricted stock units and related tax withholding was filed late on behalf of Mr. Steven Kahn, our Chief Financial Officer.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is responsible for fulfilling the Board’s responsibilities as they relate to overseeing our accounting and financial reporting processes and the audits of our financial statements, monitoring the integrity of our financial statements, monitoring compliance with legal and regulatory requirements, and monitoring the independence, qualifications and performance of the independent auditors. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee meets in executive session regularly with BDO USA, LLP, our independent registered public accounting firm. The Audit Committee has discussed with BDO USA, LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, including the matters described in the statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP, as required by applicable requirements of the PCAOB, regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with BDO USA, LLP its independence.

Based on the Audit Committee’s review of and discussions regarding our audited consolidated financial statements and our internal control over financial reporting with management, our internal auditors and the independent registered public accounting firm and the other reviews and discussions with the independent registered public accounting firm referred to in the preceding paragraph, subject to the limitations on the Audit Committee’s roles and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

Joanne M. Minieri, Chairman
Alan Cohen
Marina Shevrytalova

EXECUTIVE OFFICERS

Biographical information regarding each of our executive officers follows. The age of each executive officer is as of the date of the Annual Meeting.

Name	Age	Business Experience and Other Information
Matthew Messinger President and Chief Executive Officer	45	See Election of Directors above.
Steven Kahn Chief Financial Officer	51	Mr. Kahn has been the Chief Financial Officer since September 21, 2015.
		Qualifications and Skills: Prior to joining the Company, Mr. Kahn served as the Chief Financial Officer and Treasurer of United Realty Trust Incorporated, a public non-traded real estate investment trust, or REIT, from May 2014 to August 2015; and as SVP Director of Financial Reporting and Tax at SL Green Realty Corp (NYSE:SLG), a listed REIT, from 1999 to 2013. Mr. Kahn served as a senior manager at PricewaterhouseCoopers, LLP, specializing in real estate, from January 1998 through November 1999 and in a similar capacity at Deloitte & Touche LLP from September 1989 through January 1998. Mr. Kahn is a certified public accountant.
Richard G. Pyontek Chief Accounting Officer, Treasurer and Secretary	49	Mr. Pyontek has been the Chief Accounting Officer since September 21, 2015. Mr. Pyontek served as Chief Financial Officer of the Company from October 10, 2012 until September 21, 2015. Mr. Pyontek served as Director of Accounting and Reporting for the Company from July 2011 until his election as Chief Financial Officer.
		Qualifications and Skills: Before joining Syms Corp., our predecessor, in 2011, Mr. Pyontek served as Director of Accounting and Reporting at Ashley Stewart, Inc., a women’s clothing retailer, during the time of its bankruptcy filing and turnaround from 2009 to 2011; as Controller at The Vitamin Shoppe, a retailer of health and nutrition supplements, from 2005 to 2008; and as Director of Finance at Party City Corporation, a retailer of party supplies and gifts, from 2003 to 2005. Earlier in his career, Mr. Pyontek held senior accounting and reporting roles at Linens ‘n Things and at KPMG LLP. Mr. Pyontek is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides compensation information for our chief executive officer, our chief financial officer and our chief accounting officer, treasurer and secretary for the year ended December 31, 2016. These individuals, to whom we refer collectively as our “named executive officers” or “NEOs” as determined under the SEC disclosure rules, are:

•	Matthew Messinger, President and Chief Executive Officer;
•	Steven Kahn, Chief Financial Officer; and
•	Richard G. Pyontek, Chief Accounting Officer, Treasurer and Secretary.

Features of Our Executive Compensation

Key features of our 2016 executive compensation align the interests of our NEOs with the long-term interests of our stockholders and help reduce the possibility of our NEOs making business decisions that promote short-term or individual compensation results over long-term stockholder value. In particular, our program focuses on the following:

•	Alignment of CEO pay with stockholder value. Most of our CEO’s compensation consists of long-term equity incentives that vest over a period of years and are then settled over an additional period, extending through 2023, which we believe provides a strong incentive to focus on long-term stockholder value creation. Approximately 85% of Mr. Messinger’s compensation for 2016, as set forth in the Summary Compensation Table below (which measures the grant date value of equity awards), was in the form of RSUs.
•	Management retention. Compensation for executives is designed to assist in management retention by providing time-based vesting for certain long-term equity compensation, aligning management’s interests with stockholders by having management hold meaningful stock ownership positions in the Company.

Oversight of Executive Compensation

Our executive compensation was administered by the independent directors of the Board of Directors until November 17, 2016, at which point the Compensation Committee was formed and took over the responsibility of determining the compensation of the NEOs of the Company and for overseeing our executive compensation and benefits programs. The Compensation Committee takes into account a variety of factors including recommendations of the chief executive officer on compensation actions for officers (other than the chief executive officer), the ability and appropriate incentives to create long term stockholder value, contractual commitments, market practices and trends and the regulatory environment.

As part of determining an appropriate compensation package, the Compensation Committee reviews and considers the risk profile associated with each such package. The Compensation Committee does not set specific targets for compensation levels but instead reviews each element of compensation independently and determines the appropriate amount for each element for each NEO, as discussed below. Within the framework of the programs approved by the Compensation Committee, management provides input to the Compensation Committee on compensation actions for executive officers and key select employees based on their evaluation of individual and Company performance. In making decisions regarding the compensation for the named executive officers, the Compensation Committee focuses primarily on the executive officer’s individual performance and overall Company performance as well as incentives and retention needs and the overall business environment.

Stock Incentive Plan

On September 9, 2015, the Board adopted the Trinity Place Holdings Inc. 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”). The 2015 Stock Incentive Plan authorizes the grants of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and shares of unrestricted stock (collectively, the “Awards”). The 2015 Stock Incentive Plan and the awards thereunder serve as an important element of the total compensation package of certain employees of the Company, providing Awards that are subject to achievement of specified performance goals, in order to retain persons whose efforts are expected to facilitate our long-term growth and profitability. Prior to the adoption of the 2015 Stock Incentive Plan, we granted equity awards on an individually-negotiated basis. As such, all of Mr. Messinger’s equity awards, which were made pursuant to our 2013 employment agreement with him, as amended in 2015, were granted prior to the adoption of the 2015 Stock Incentive Plan.

Say on Pay

We held our first advisory vote on the compensation of our named executive officers (“say on pay vote”) at our annual meeting of stockholders on August 18, 2015. At that meeting, our stockholders passed a resolution approving the compensation of our named executive officers, with approximately 86.3% of the stockholders entitled to vote and present in person or by proxy at the 2015 annual meeting, voting in favor of the resolution, including the negative effect of abstentions. Overall, the Board of Directors believes that this strong stockholder support is evidence that our executive compensation is appropriately structured and aligned with stockholder interests.

We also held our first advisory vote on the frequency of future say on pay votes at our annual meeting of stockholders on August 18, 2015. In accordance with the recommendation of the holders of our Common Stock, our Board of Directors has decided to include an advisory stockholder vote on the compensation of our named executive officers in its proxy materials every three years until the next required advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, which will occur no later than our annual meeting of stockholders in 2021.

Elements of Executive Compensation for 2016

We believe that the compensation packages of our executive officers, including our named executive officers, provide an appropriate blend of fixed and variable compensation with greater emphasis on long-term incentives.

Compensation of Matthew Messinger, President and Chief Executive Officer

We hired and entered into an employment agreement with Mr. Messinger to serve as our Chief Executive Officer and President on October 1, 2013, in conjunction with the initial investment by Third Avenue in the Company. Mr. Messinger was hired with a view toward stabilizing and enhancing the chief executive officer role following the emergence of our predecessor from bankruptcy proceedings in 2012, and being instrumental in formulating and executing our long-term strategy. Mr. Messinger’s employment agreement was amended on September 11, 2015.

Mr. Messinger’s employment with the Company has been and continues to be critical to our success. Since his hiring, Mr. Messinger led the Company in negotiating favorable resolutions in respect of outstanding claims, culminating in significant savings for the Company and a general unsecured claims satisfaction under the Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (the “Bankruptcy Plan”). In addition, under his leadership the Company sold various assets at prices substantially greater than previously anticipated. Together, these actions resulted in both the successful repayment of our claimholders, as well as increased residual value for our stockholders. In addition, since the general unsecured claims satisfaction under the Bankruptcy Plan, Mr. Messinger has led our development, redevelopment and investment activities.

Mr. Messinger has been instrumental in the execution of our principal strategic objectives, including the following during 2016:

•	Forming a 50/50 joint venture between a wholly-owned subsidiary of ours, and an affiliate of Pacolet Milliken Enterprises, Inc., which purchased The Berkley, a newly constructed 95-unit multi-family property located in Williamsburg, Brooklyn, New York, and, together with our joint venture partner, closing on a $42.5 million loan in connection with the acquisition of The Berkley. The Berkley was 72.6% leased at December 31, 2016;
•	Completing the environmental remediation and beginning interior demolition at 77 Greenwich, awarding the building demolition contract and completing the architectural drawings, and receiving the necessary approvals from the New York City Landmarks Preservation Commission, the Mayor’s Office and City Council for this project, in addition to continuing to work with the New York City School Construction Authority to refine the framework for the proposed construction of a public school on the lower floors of 77 Greenwich.
•	Completing the façade, roofing, parking lot and landscaping portions of the redevelopment project at our West Palm Beach property and entering into an agreement with an investment grade tenant for an option to lease our property in Paramus, New Jersey, as well as entering into short-term license agreements with a retail tenant at both our Westbury, New York and Paramus, New Jersey properties;
•	Closing on a loan of $12.6 million secured by our West Palm Beach, Florida property;
•	Establishing an “at-the-market” common stock offering program, raising gross proceeds of approximately $1.2 million at a weighted average price of $9.76 per share; and
•	Paying approximately $7.7 million of approved claims, including the final payment to the former Majority Shareholder following the occurrence of a General Unsecured Claims Satisfaction under the Bankruptcy Plan.

The following table lists and describes the purpose of the key elements of Mr. Messinger’s compensation, as provided under the terms of his employment agreement, as amended in 2015:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Discretionary Annual Cash Bonus	Discretionary cash payment based on performance and contribution to the Company	To motivate executive officer to achieve the Company’s annual strategic and financial goals
Long-Term Equity Based Compensation	Time-based share awards with multi-year vesting periods	To align long-term interests of executive and stockholders to increase the value of the Company and provide appropriate balance of at-risk compensation

Base Salary

Under the terms of Mr. Messinger’s employment agreement, his base salary was initially $700,000 per year, which was increased to $750,000 effective January 1, 2016, pursuant to the terms of the amendment to his employment agreement.

Annual Cash Bonus

Mr. Messinger’s employment agreement provides that the Board may, in its sole discretion, award Mr. Messinger an annual cash bonus, taking into account the performance of the Company and Mr. Messinger during such year. The annual cash bonus is designed to reward Mr. Messinger for the achievement of our short-term financial and strategic goals while taking into account the risk profile of the Company. Mr. Messinger was awarded a bonus of $500,000 with respect to the year ended December 31, 2016.

Long-Term Equity-Based Compensation

A key component of Mr. Messinger’s compensation is long-term equity based compensation in the form of restricted stock units, or RSUs. The long-term equity-based compensation was principally negotiated in 2013 at the time that we hired Mr. Messinger, at which time during the month of September 2013 our Common Stock had a volume weighted average price of $3.85 per share, with a view toward ensuring the alignment of his interests with those of our creditors following our emergence from bankruptcy, by tying the vesting and settlement of his long-term equity-based compensation to payments made to our creditors in accordance with the terms of the Bankruptcy Plan. This structure also ensured the conservation of our cash by providing for most of Mr. Messinger’s compensation in the form of long-term equity, as well as aligning Mr. Messinger’s interests with those of our stockholders by providing him with significant equity ownership in the Company, the value of which is tied to our success following the repayment of our creditors in accordance with the terms of the Bankruptcy Plan.

Under the terms of his employment agreement, as amended in 2015, Mr. Messinger received five RSU Awards in 2016.

The following RSU Awards were made on January 28, 2016. Since Mr. Messinger’s employment agreement provided for these awards to have been granted on December 31, 2015, the vesting for the awards is based on December 31, 2015.

•	An RSU Award covering 363,095 shares of Common Stock, which will vest in three substantially equal annual installments on each of December 31, 2016, 2017 and 2018. Under Mr. Messinger’s employment agreement, the granting of this RSU Award was subject to payments of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment (each as defined in the Bankruptcy Plan) being made on or prior to December 31, 2015. Although this condition was not met, the independent directors determined that Mr. Messinger nevertheless should be granted the RSU Award because we had sufficient cash on hand to make such payment and we were in the process of negotiating a positive resolution with the former Majority Shareholder (the payment was made on or about March 14, 2016).
•	An RSU Award covering 250,000 shares of Common Stock, which will vest in three substantially equal tranches on each of December 31, 2018, 2019 and 2020.
•	An RSU Award covering 541,074 shares of Common Stock. The original employment agreement included a commitment of the Company to consider additional RSU awards whenever we raise capital through the sale of additional equity securities. In lieu of the ongoing general commitment to consider additional RSU awards on each future sale of equity securities, the amended employment agreement provides for a single additional RSU grant with respect to the first such sale of additional equity securities, in an amount necessary to maintain Mr. Messinger’s proportionate ownership interest in our shares. We consummated a backstopped common stock rights offering on December 8, 2015, which resulted in the issuance of 5,000,000 shares of our Common Stock. As a result, on January 28, 2016, we granted Mr. Messinger RSUs covering an aggregate of 541,074 shares, representing 0.248362 (the percentage that our outstanding shares were increased by the rights offering) multiplied by 2,178,570, the number of RSUs granted to Mr. Messinger under the original employment agreement. Since this RSU grant represents an increase to the various RSUs granted to Mr. Messinger under the original employment agreement, the vesting of this RSU Award tracks the vesting of those original RSU grants. A proportionate number of RSUs vests at the same time as the corresponding original RSU grant.
•	An RSU Award covering 30,000 shares of Common Stock, which will vest in three equal tranches on each of December 31, 2016, 2017 and 2018. This RSU Award is the first of five annual RSU Awards, each covering 30,000 shares of Common Stock, to be granted on December 31, 2015 through 2019, with each grant to vest on the first three anniversaries of the date of grant.

On December 31, 2016, Mr. Messinger was granted an RSU Award covering 30,000 shares of Common Stock, which will vest in three equal tranches on each of December 31, 2017, 2018 and 2019.

The RSUs are settled for shares of Common Stock, either upon vesting or upon a specified anniversary of the vesting date, depending on the terms of the awards. For additional information regarding certain provisions of Mr. Messinger’s equity awards, see “— Potential Payments Upon Termination or Change in Control.”

Compensation of our other Named Executive Officers

On September 16, 2015, we entered into an employment agreement with Steven Kahn to serve as Chief Financial Officer of the Company, effective as of September 21, 2015. On June 24, 2011, Syms Corp. entered into an offer letter with Richard G. Pyontek, who has served with the Company and our predecessor since the period prior to the bankruptcy proceedings.

The following table lists and describes the purpose of the key elements of the compensation of Messrs. Kahn and Pyontek’s compensation.

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Discretionary cash bonus	Discretionary cash payment based on performance and contribution to the Company	To motivate executive officers to achieve individual and corporate goals
Restricted stock awards	Discretionary time-based equity awards with multi-year vesting periods; awards are based on performance and contribution to the Company	To align long-term interests of executives and stockholders to increase the value of the Company and provide appropriate balance of at-risk compensation

For additional information regarding certain provisions of each named executive officer’s employment arrangement, see “— Potential Payments Upon Termination or Change in Control.”

Base Salary

Base salaries for Messrs. Kahn and Pyontek are designed to compensate each executive for the experience, education, personal qualities and other qualifications of the executive that are essential to the specific role the executive serves within our Company, while remaining competitive in the labor market.

The independent directors, with the assistance of Mr. Messinger, generally review salaries in the early part of each year and, if appropriate adjusts them to reflect changes in considerations and to remain competitive in the labor market.

Under the terms of his employment agreement, Mr. Kahn received a base salary of $290,000 during 2016. Mr. Pyontek received an annual base salary of $164,000 during 2016.

Discretionary Cash Bonuses

Discretionary cash bonuses for executive officers are designed to attract and retain officer talent. Our named executive officers other than the CEO are eligible to receive annual discretionary cash bonuses as determined by the Compensation Committee. The determination of the amounts of such discretionary bonuses is based on the past, present and expected future contributions of such individual to our overall success. Factors considered in evaluating those contributions include, among other things: overall individual performance, overall organizational performance, individual contribution to organizational performance, successful completion of projects or initiatives and level of individual responsibilities.

Mr. Kahn was awarded a cash bonus of $120,000 for 2016, which was paid in 2017. Mr. Pyontek received a cash bonus for his performance and contributions to the Company in 2016 in the amount of $55,000, which was paid in 2017.

Restricted Stock Awards

We believe that restricted stock awards reward the achievement of long-term goals, align the interest of executives with those of stockholders, foster employee stock ownership and promote stability among our executives.

Restricted stock awards granted on or after September 9, 2015 are granted pursuant to the terms of the 2015 Stock Incentive Plan. These awards generally vest in two equal annual installments, starting on the first anniversary of the grant date, subject to the applicable executive’s continued employment through such dates.

On March 20, 2014, we entered into an RSU agreement with Mr. Pyontek, effective as of January 6, 2014, pursuant to which Mr. Pyontek was granted an award of 12,500 RSUs, with one-half of the RSUs vesting on each of January 6, 2015 and January 6, 2016, subject to Mr. Pyontek’s continued employment on the applicable vesting dates.

On January 21, 2016, we entered into an RSU agreement with Mr. Pyontek, effective as of January 6, 2016, pursuant to which Mr. Pyontek was granted an award of 12,500 RSUs, with one-half of the RSUs vesting on each of January 6, 2017 and January 6, 2018, subject to Mr. Pyontek’s continued employment on the applicable vesting dates.

In accordance with his employment agreement, Mr. Kahn was granted an award of 30,000 RSUs, with one-third of the RSUs vesting on each of September 21, 2016, September 21, 2017 and September 21, 2018, subject to Mr. Kahn’s continued employment on the applicable vesting dates. On January 5, 2017, Mr. Kahn was granted an award of 7,000 RSUs, with one-half of the RSUs vesting on each of January 5, 2018 and January 5, 2019, subject to Mr. Kahn’s continued employment on the applicable vesting dates.

For additional information regarding certain provision the named executive officers’ equity awards, see “— Potential Payments Upon Termination or Change in Control.”

Limited Perquisites

We provide limited perquisites. Our named executive officers as well as all of our full-time employees are eligible to participate in our 401(k) retirement plan under which we provide a matching feature.

Tax Implications

The independent directors take into consideration the requirements for a public company in order to maintain tax deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. It is possible, however, that awards intended to qualify for such tax deduction may not do so. Moreover, the independent directors may, in certain circumstances, approve compensation arrangements that include compensation which is not tax deductible.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, hereby authorize the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Alexander C. Matina, Chairman
Alan Cohen
Joanne Minieri

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our named executive officers, for all services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2016, the ten month transition period from March 1, 2015 to December 31, 2015 (fiscal year 2015), the fiscal year ended February 28, 2015 (fiscal year 2014) and the fiscal year ended March 1, 2014 (fiscal year 2013):

Name and Principal Position	Fiscal Year		Salary		Bonus		Stock Award		All Other Compensation		Total
Matthew Messinger President and Chief Executive Officer	2016		$750,000		$500,000		$7,359,431	(1)	$12,636	(5)	$8,622,067
	2015		$592,308	(18)	$500,000	(18)	$2,559,820	(2)	$10,598	(6)	$3,662,726
	2014		$700,000		$250,000		$7,787,196	(3)	$14,067	(7)	$8,751,263
	2013	(9)	$296,154		$—		$1,250,000	(4)	$14,500	(8)	$1,560,654
Steven Kahn Chief Financial Officer	2016		$290,000		$120,000		$—	(1)	$12,499	(10)	$422,499
	2015	(12)	$78,077	(13)	$25,000	(13)	$201,000	(2)	$5,159	(11)	$309,236
Richard G. Pyontek Chief Accounting Officer, Treasurer and Secretary(14)	2016		$164,000		$55,000		$66,125	(1)	$9,051	(15)	$294,176
	2015		$138,769	(18)	$53,333	(18)	$—	(2)	$7,790	(16)	$199,892
	2014		$160,615		$53,333		$—	(3)	$9,808	(17)	$223,756
	2013		$160,000		$53,333		$84,375	(4)	$—		$297,708

(1)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 12, “Stock-Based Compensation” of the Company’s financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 12, “Stock-Based Compensation” of the Company’s financial statements in the Transition Report on Form 10-KT for the ten months ended December 31, 2015.
(3)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 12, “Stock-Based Compensation” of the Company’s financial statements in the Annual Report on Form 10-K for the fiscal year ended February 28, 2015.
(4)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 8, “Stock-Based Compensation” of the Company’s financial statements in the Annual Report on Form 10-K for the fiscal year ended March 1, 2014.
(5)	The amount shown includes $2,036 for life insurance premiums and $10,600 for 401(k) plan matching contributions.
(6)	The amount shown includes $2,036 for life insurance premiums and $8,562 for 401(k) plan matching contributions.
(7)	The amount shown includes $2,036 for life insurance premiums and $12,031 for 401(k) plan matching contributions.
(8)	Represents amounts reimbursed to Mr. Messinger for legal services regarding his employment contract.
(9)	Mr. Messinger’s employment with the Company commenced on October 1, 2013.
(10)	The amount shown includes $1,899 for life insurance premiums and $10,600 for 401(k) plan matching contributions.
(11)	The amount shown includes $474 for life insurance premiums and $4,685 for 401(k) plan matching contributions.
(12)	Mr. Kahn’s employment with the Company commenced on September 21, 2015.
(13)	Represents the pro-rated annual salary based on an annual salary of $290,000 and a pro-rated bonus based on his start date of September 21, 2015.

(14)	As of September 21, 2015, Mr. Pyontek ceased to serve as Chief Financial Officer of the Company. Mr. Pyontek continues to serve as Chief Accounting Officer of the Company.
(15)	The amount shown includes $2,491 for life insurance premiums and $6,560 for 401(k) plan matching contributions.
(16)	The amount shown includes $2,491 for life insurance premiums and $5,299 for 401(k) plan matching contributions.
(17)	The amount shown includes $2,399 for life insurance premiums and $7,409 for 401(k) plan matching contributions.
(18)	Pro-rated for the 10-month transition period.

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards, which includes grants made under our Stock Incentive Plan as well as individually negotiated plans, made to our named executive officers during the year ended December 31, 2016:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Unites (#)	Grant Date Fair Value of Stock Award(1)
Matthew Messinger	1/28/2016	1,184,169	$7,081,331	(2)
	12/31/2016	30,000	$278,100	(3)
Steven Kahn	—	—	—
Richard Pyontek	1/21/2016	12,500	$66,125	(4)

(1)	The grant date fair value for RSUs is measured based on the closing price of our Common Stock on the date of grant.
(2)	The closing price of our Common Stock on January 28, 2016 was $5.98.
(3)	The closing price of our Common Stock on and December 30, 2016 was $9.27.
(4)	The closing price of our Common Stock on January 21, 2016 was $5.29.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information relating to outstanding equity awards for each named executive officer outstanding as of December 31, 2016:

Named Executive Officer	Number of Units of Stock that have not Vested		Market Value of Units of Stock that have not Vested ($)(4)
Matthew Messinger	1,404,703	(1)	$13,021,597
Steven Kahn	20,000	(2)	$185,400
Richard Pyontek	12,500	(3)	$115,875

(1)	Pursuant to his employment agreement, Mr. Messinger has received five grants of restricted stock units (the “RSU Awards”). See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer.” Each grant typically vests over three years. The vesting and settlement dates of Mr. Messinger’s RSU Awards are as follows, subject to the terms of his employment agreement:

Vesting Date	Number of RSUs	Settlement Date
March 31, 2017	500,335	396,306 RSUs within 30 days of vesting
		104,029 RSUs within two years of vesting
December 31, 2017	322,183	109,077 RSUs within 30 days of vesting
		10,000 RSUs within one year of vesting
		151,091 RSUs within two years of vesting
		52,015 RSUs within four years of vesting
March 31, 2018	151,092	99,077 RSUs within 30 days of vesting
		52,015 RSUs within two years of vesting
December 31, 2018	254,425	103,333 RSUs within 30 days of vesting
		99,077 RSUs within two years of vesting
		52,015 RSUs within four years of vesting
December 31, 2019	93,333	93,333 RSUs within 30 days of vesting
December 31, 2020	83,334	83,334 RSUs within two years of vesting
(2)	Granted pursuant to an RSU agreement dated as of September 21, 2015. The remaining unvested RSUs vest in 10,000 share increments on September 21, 2017 and September 21, 2018, subject to the terms of the RSU agreement.
(3)	Granted pursuant to an RSU agreement dated as of January 21, 2016, effective as of January 6, 2016. 6,250 RSUs vested on January 6, 2017 and 6,250 RSUs vest on January 6, 2018, pursuant to the terms of the RSU agreement.
(4)	Calculated based on $9.27 per share, which was the closing market price per share of our Common Stock as reported on the NYSE MKT on December 31, 2016.

Stock Vested in 2016

The following table shows information regarding stock awards that vested during the year ended December 31, 2016. Value realized on vesting is calculated based on the closing price of our Common Stock on the vesting date.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Messinger	974,147	$7,213,891
Steven Kahn	10,000	$96,300
Richard Pyontek	6,250	$36,438

Potential Payments Upon Termination or Change in Control

Matthew Messinger

In the event Mr. Messinger’s employment is terminated by the Company other than for cause, death or disability or if Mr. Messinger terminates his employment for good reason (as such terms are defined in the employment agreement), subject to his execution of a release of claims, he would be entitled to the following: (i) a lump sum payment equal to (1) the number of full twelve month periods Mr. Messinger was employed multiplied by (2) the sum of (x) six months base salary and (y) 50% of the average bonus paid to Mr. Messinger for the three calendar years prior to the date of termination, subject to a minimum and a maximum amount of $350,000 and $2,800,000, respectively, (ii) acceleration of vesting of any unvested RSU Award and any other equity awards that have been granted as of the date of termination, (iii) to the extent Mr. Messinger has not been granted all the RSU Awards provided for in the amended employment agreement, the grant and immediate vesting of RSU Awards covering 30,000 shares, and (iv) payment of an amount equal to the monthly premium for COBRA continuation coverage under our health, dental and vision plans for eighteen (18) months. If such termination of employment occurs within 60 days prior to or within 12 months following a change of control (as that term is defined in the employment agreement), Mr. Messinger will also be entitled to the grant and immediate vesting of any RSU Awards that have not been granted as of the date of termination.

In the event that Mr. Messinger’s employment terminates due to his death or disability, the portion of any outstanding RSU Awards that would have vested during the 24-month period immediately following the termination of employment, will become vested as of the date of termination of employment.

The following describes the estimated amounts Mr. Messinger would have received if the termination event specified had occurred at December 31, 2016:

	Voluntary Resignation or Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/Change in Control)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$1,687,500	$1,687,500	$—
Benefits & Perquisites
Health and Welfare Benefits	$—	$56,953	$56,953	$56,953
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)	$—	$13,021,597	$13,855,897	$11,383,888
Total Value of Payments and Benefits	$—	$14,766,050	$15,600,350	$11,440,841

(A)	Calculated based on $9.27 per share, which was the closing market price per share of our Common Stock as reported on the NYSE MKT on December 30, 2016.

Steven Kahn

In the event Mr. Kahn’s employment is terminated by the Company without cause (as defined in the employment agreement), the portion of the RSUs that would have vested on the vesting date immediately following such termination shall vest. In the event Mr. Kahn’s employment is terminated by the Company without cause within six months following a change of control of the Company (as defined in the RSU agreement), all of the unvested RSUs will immediately vest. If Mr. Kahn’s employment is terminated by the Company without cause (as reasonably determined by the Company), we will pay Mr. Kahn a minimum severance amount equal to the product of his weekly salary multiplied by 12.

The following describes the estimated amounts Mr. Kahn would have received if the termination event specified had occurred at December 31, 2016:

	Voluntary Resignation or Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/Change in Control)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$66,923	$66,923	$—
Benefits & Perquisites
Health and Welfare Benefits	$—	$—	$—	$—
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)	$—	$92,700	$185,400	$—
Total Value of Payments and Benefits	$—	$159,623	$252,323	$—

(A)	Calculated based on $9.27 per share, which was the closing market price per share of our Common Stock as reported on the NYSE MKT on December 30, 2016.

Richard Pyontek

In the event Mr. Pyontek’s employment is terminated by the Company without cause (as defined in the RSU agreement), all of his unvested RSUs will vest immediately. In accordance with his offer letter, Mr. Pyontek is entitled to severance equal to three months base salary should his employment be terminated without cause due to the sale of the Company.

The following describes the estimated amounts Mr. Pyontek would have received if the termination event specified had occurred at December 31, 2016:

	Voluntary Resignation or Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause (w/Sale of the Company)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$—	$41,000	$—
Benefits & Perquisites
Health and Welfare Benefits	$—	$—	$—	$—
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)	$—	$57,938	$57,938	$—
Total Value of Payments and Benefits	$—	$57,938	$98,938	$—

(A)	Calculated based on $9.27 per share, which was the closing market price per share of our Common Stock as reported on the NYSE MKT on December 30, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our voting securities as of April 21, 2017 of (i) each person known to us to beneficially own more than 5% of our voting securities, (ii) each director of the Company, (iii) each named executive officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise described in the notes below, to our knowledge, the beneficial owners have sole voting power and sole investment power with respect to all shares set forth opposite their respective names.

Ownership of Common Stock

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class(2)
Executive Officers and Directors
Matthew Messinger	719,454	(3)	2.3%
Steven Kahn	6,403		*
Richard G. Pyontek	12,523		*
Alan Cohen	10,000		*
Alexander C. Matina	10,000		*
Joanne M. Minieri	95,717		*
Keith Pattiz	14,963		*
Marina Shevyrtalova	10,000		*
All Executive Officers and Directors as a Group (8 Persons)	879,060	(3)	2.8%
Greater than 5% Stockholders
Third Avenue Management LLC	4,456,285	(4)	14.3%
MFP Partners, L.P.	4,133,410	(5)	13.2%
Marcato Capital Management LP	4,113,385	(6)	13.2%
DS Fund I LLC	2,581,504	(7)	8.3%
Horse Island Partners, LLC	1,689,138	(8)	5.4%

*	Represents less than 1% of the shares outstanding.
(1)	The business address of the individuals named in this table is c/o Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.
(2)	As of April 21, 2017, a total of 31,228,005 shares of Common Stock were outstanding.
(3)	Includes 198,072 shares of Common Stock issuable upon the settlement of vested RSUs within 60 days of April 21, 2017.
(4)	Includes 4,206,285 shares of Common Stock held by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund and 250,000 shares of Common Stock held by Third Avenue Capital plc, on behalf of Third Avenue Real Estate Value Fund. Third Avenue Management LLC is a registered investment advisor that acts as an adviser to clients including Third Avenue Capital plc, on behalf of Third Avenue Real Estate Value Fund, and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund. Third Avenue Capital plc, on behalf of Third Avenue Real Estate Value Fund, is an investment company incorporated under the Irish Companies Act 2014 and authorized by the Central Bank of Ireland pursuant to the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, 2011. Third Avenue Management LLC has sole voting and dispositive power over all of the shares. Third Avenue Management LLC is an affiliate of M.J. Whitman LLC, a registered broker-dealer. The chair of our audit committee, Joanne M. Minieri, was appointed to our Board of Directors by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, but is not a representative of Third Avenue Management LLC, Third Avenue Capital plc, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund. The address of Third Avenue Management LLC is 622 Third Avenue, New York, NY 10017.

(5)	MFP Investors LLC is an investment adviser and serves as the general partner of MFP Partners, L.P. (“MFP Partners”). Michael F. Price is the managing partner of MFP Partners and the managing member and controlling person of MFP Investors LLC. Alexander C. Matina, a director of the Company, is Vice President of Investments of MFP Investors LLC. The address of MFP Partners, L.P. is 667 Madison Avenue, 25th Floor, New York, New York 10065.
(6)	All information regarding Marcato Capital Management LP (“Marcato”) is based on information disclosed in a Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC on April 10, 2017. The securities are held in the account of Marcato International Master Fund, Ltd. (the “Fund”) and may be deemed to be beneficially owned by (i) Marcato, the investment manager of the Fund, and (ii) Richard McGuire III, the managing member of Marcato. Each of Marcato and Richard McGuire III disclaims beneficial ownership of these reported securities except to the extent of its pecuniary interest therein. The address of Marcato is One Montgomery Street, Suite 3250, San Francisco, CA 94104.
(7)	DS Fund I LLC (“DS Fund”) is an investment entity. DS Fund is ultimately owned by Bharat Desai and Neerja Sethi through an intervening limited liability company, DS Investco LLC. Marina Shevyrtalova, a director of the Company, is the Portfolio Manager and a member of the Investment Committee at DS Advisors, LLC, a related entity. The address of DS Fund is 1001 Brickell Bay Dr., Suite 3102A, Miami, FL 33131.
(8)	Thomas D. O’Malley, Jr. is the managing member of Horse Island Partners, LLC. The address of Horse Island Partners, LLC is 222 Lakeview Ave., Suite 1510, West Palm Beach, FL 33401.

Ownership of Special Stock

The following table sets forth as of April 21, 2017, the name and address of the holder of the one share of our Special Stock:

Title of Class	Beneficial Owner	Number of Shares of Special Stock Beneficially Owned	Percent of Class
Special Stock	Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund 622 Third Avenue New York, NY 10017	1	100%

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2017, subject to ratification by our stockholders at the Annual Meeting. Should BDO USA, LLP be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. Representatives of the firm of BDO USA, LLP, our independent registered public accounting firm for year ended December 31, 2016, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders, if any.

Fees Paid to Independent Registered Public Accounting Firm for 2016 and 2015

The following is a summary of the fees billed to us by BDO USA, LLP for professional services rendered for the year ended December 31, 2016 and the ten-month transition period ended December 31, 2015:

Fees Category	Year Ended December 31, 2016	Ten-Month Transition Period Ended December 31, 2015
Audit Fee	$190,000	$180,000
Audit Related Fees	$27,506	$32,990
Tax	$23,000	$23,000
Total Fees	$240,506	$235,990

Audit Fees

BDO USA, LLP billed aggregate fees of $190,000 for professional services rendered for the audit of our financial statements for the year ended December 31, 2016, the audit of internal controls and the quarterly reviews of the financial statements included in our Forms 10-Q during this period. BDO USA, LLP billed aggregate fees of $180,000 for professional services rendered for the audit of our financial statements for the ten-month transition period ended December 31, 2015, the audit of internal controls and the quarterly reviews of the financial statements included in our Forms 10-Q during this period.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. BDO USA, LLP billed aggregate fees of $27,506 and $32,990 for audit-related fees for the year ended December 31, 2016 and ten-month transition period ended December 31, 2015, respectively. The fees for the year ended December 31, 2016 related to the Registration Statement on Form S-3 related to our Common Stock rights offering, an “at-the-market” equity offering program to sell up to an aggregate of $12.0 million of our Common Stock and consultation related to Code Section 382. The fees for the ten-month transition period ended December 31, 2015 related to amendments to our Registration Statement on Form S-3 filing related to the Third Avenue purchase of our Common Stock, the Registration Statement on Form S-8 filing related to the Trinity Place Holdings Inc. 2015 Stock Incentive Plan, the Registration Statement on Form S-3 related to our Common Stock rights offering and consultation related to Code Section 382.

Tax Fees

BDO USA, LLP billed aggregate fees of $23,000 and $23,000 during the year ended December 31, 2016 and ten-month transition period ended December 31, 2015, respectively, for tax compliance, tax advice and tax planning.

All Other Fees

The “audit fees,” “audit-related fees,” and “tax fees” mentioned above are the only fees billed by BDO USA, LLP during the year ended December 31, 2016 and ten-month transition period ended December 31, 2015.

Pre-Approval Policy

Pursuant to the rules and regulations of the SEC, before our independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by our Audit Committee or entered into pursuant to a pre-approval policy. The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chair of the Audit Committee the authority to amend or modify the list of pre-approved non-audit services and fees. The Chair will report action she has taken to the Audit Committee at the Audit Committee’s next scheduled meeting. The Audit Committee may also delegate pre-approval authority to one or more of its members, who shall report any pre-approval decisions to the Audit Committee at the Audit Committee’s next scheduled meeting. All audit and non-audit services performed by BDO USA, LLP were pre-approved by our Audit Committee during the year ended December 31, 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2017

OTHER MATTERS

Our Board knows of no other matters that may be properly presented for consideration by the stockholders at the Annual Meeting. If any other matters do properly come before the meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

The Annual Report (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our Annual Report are available at our website at www.trinityplaceholdings.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of our Annual Report filed with the SEC will be provided to stockholders without charge upon written request directed to our Corporate Secretary at 717 Fifth Avenue, Suite 1303, New York, New York 10022. Upon your request, we will provide you with a copy of the exhibits to the Annual Report. You may be responsible for our reasonable expenses in furnishing such exhibits. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing. You can also access our Annual Reports on Form 10-K and other periodic filings we make with the SEC from the EDGAR database at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022 or by calling (212) 235-2190. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials at our 2018 annual meeting of stockholders, it must be received at our principal executive offices, 717 Fifth Avenue, Suite 1303, New York, New York 10022, Attention: Corporate Secretary, not later than December 29, 2017. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 14, 2018, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and therefore our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

The deadlines described above are calculated by reference to the date that proxy materials are first made available to stockholders of record for this year’s annual meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRINITY PLACE HOLDINGS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Alan Cohen
02) Matthew Messinger
03) Keith Pattiz

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1 and 2.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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TRINITY PLACE HOLDINGS INC.
ANNUAL MEETING OF STOCKHOLDERS
June 15, 2017 10:00 AM EDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Matthew Messinger and Steven Kahn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Trinity Place Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 15, 2017, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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